McGLADREY & PULLEN, LLP
                   Certified Public Accountants and Consultants


The Board of Directors
Reich & Tang Equity Fund, Inc.


In planning and performing our audit of the financial statements of Reich & Tang Equity Fund, Inc. for the year ended December 31, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Reich & Tang Equity Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial stataements for external purposes that are fairly presented in conformity with generally accepted accounting principals. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                               McGladrey & Pullen, LLP


New York, New York
January 23, 1998